                                                                    Exhibit 11.2

                          Sylvan Inc. and Subsidiaries

         COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE OF COMMON STOCK
                        (In Thousands Except Share Data)

                                                              1996                1995             1994
                                                              ----                ----             ----
Net earnings applicable to
   Common shareholders                                     $  7,819            $  6,477         $  6,357
                                                           ========            ========         ========

Weighted average number of
   Common shares outstanding                              6,344,610           6,225,995        6,198,171

Add: Common shares issuable
   for stock options at
   year-end market value
   of $12.38 per share                                     112,094              132,677          102,222
                                                          --------             --------         --------

Number of shares applicable
   to fully diluted earnings
   per Common share calculation                          6,456,704            6,358,672        6,300,393
                                                         =========            =========        =========

Fully diluted earnings per
   Common share                                           $   1.21             $   1.02         $   1.01
                                                          ========             ========         ========